Exhibit 99.1

ATI Completes Sale of Titanium Investment Castings Business

Sale Provides Significant Cash to Help Fund Balance Sheet Improvement Initiatives

PITTSBURGH--(BUSINESS WIRE)--July 22, 2019--Allegheny Technologies Incorporated (NYSE: ATI) today announced it has completed the sale of its Cast Products business unit to Consolidated Precision Products Corp. (CPP) of Cleveland, OH.

“We are pleased to finalize the sale of our Cast Products business to CPP and we wish the employees success moving forward,” said Robert S. Wetherbee, President and Chief Executive Officer.

This transaction further sharpens ATI’s strategic focus on materials science and advanced process technologies, which offer the company the best combination of growth, profitability and corporate synergies. A post-casting machining facility in Salem, OR remains with ATI to provide services to CPP and others.

“We believe this business will be a strong addition to CPP’s Aerospace & Defense-related portfolio,” said James Stewart, Chief Executive Officer of CPP.

The gross cash proceeds will be used to further ATI’s capital deployment priorities, principally focused on improving its balance sheet by reducing corporate debt levels and funding its pension obligations, as well as building its strategic cash reserves over time. ATI’s third quarter 2019 results will include a modest gain from this transaction.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.1 billion for the twelve-month period ended March 31, 2019. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATImetals.com.

Contacts

Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com
www.ATImetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com